QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF WORLD AIR HOLDINGS, INC.

a Delaware Corporation

        World Air Holdings, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), does by its authorized undersigned officers hereby certify that:

        ONE:    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 2005.

        TWO:    This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 7, 2005 by substituting the text set forth below in FOUR for the text of the Certificate of Incorporation.

        THREE:    This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

        FOUR:    The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

        The name of the Corporation is WORLD AIR HOLDINGS, INC.

ARTICLE II

        The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

        The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred and five million (105,000,000) shares of which one hundred million (100,000,000) shall be Common Stock, par value $.001 per share, and five million (5,000,000) shall be shares of Preferred Stock, par value $.001 per share.

  A.  Common Stock

        1.    Voting Rights.    The holders of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders.

        2.    Dividend Rights.    Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

  B.  Preferred Stock

        1.    General.    The Preferred Stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of shares of a particular series, and is such resolution or resolutions providing for the issue of shares of such series the Board of Directors is expressly authorized to fix:

          a.     the annual or other period dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

          b.     the redemption price or prices, if any; for such series and other terms and conditions on which such series may be retired and redeemed;

          c.     the obligation, if any, of the Corporation to purchase and retire or redeem shares as a sinking fund or otherwise, and the terms and conditions of any such redemption;

          d.     the designation and maximum number of shares of such series issuable;

          e.     the right to vote, if any, with holders of shares of any other class or series and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

          f.      the amount payable upon shares in event of involuntary liquidation;

          g.     the amount payable upon shares in event of voluntary liquidation;

          h.     the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation and the terms and conditions of any such conversion; and

          i.      such other right as may be specified by the Board of Directors and not prohibited by law.

        All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. In case dividends on all shares of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

ARTICLE V

        The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. Upon the effective date of the Amended and Restated Certificate of Incorporation, the number of directors shall be divided into three (3) classes, as nearly equal in number as may be. Directors designated Class I shall serve in the first instance until the annual meeting of the stockholders immediately following the effective date of this Amended and Restated Certificate of Incorporation, and until their successors shall have been properly elected and shall qualify; and thereafter for a three-year term. Directors designated Class II and Class III shall serve in the first instance until the second and third meetings of the stockholders to be held after the effective date of this Amended and Restated Certificate of Incorporation, respectively, and until their successors shall have been properly elected and shall qualify; and thereafter for three-year terms. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, a Director may be removed only with cause.

ARTICLE VI

        At no time shall more than twenty-five percent (25%) of the voting interest of the Corporation be owned or controlled by persons who are not "Citizens of the United States" (as such term is defined in Section 101 of the Federal Aviation Act of 1958, as amended, (Title 49 United State Code), or as the same may be from time to time amended)) ("Non-Citizens"). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of Common Stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. carrier. The Bylaws shall contain provisions to implement this Article VI, including without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article VI.

ARTICLE VII

        The Board of Directors may make, alter or repeal the Bylaw of the Corporation, provided, however, that any provisions of the Bylaws adopted or required to be adopted pursuant to the Delaware General Corporation Law, by the stockholders of the Company may only be made, altered or repealed by the stockholders of the Corporation.

ARTICLE VIII

        The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect. A Director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with the respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. The modification or repeal of this Article VIII shall not affect the restriction hereunder of a Director's personal liability for any act or omission occurring prior to such modification or repeal.

ARTICLE IX

        The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the Delaware General Corporation Law and under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the Delaware General Corporation Law or as authorized in the Bylaws of the Corporation.

ARTICLE X

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation by its duly authorized officers this 10th day of January 2005.

WORLD AIR HOLDINGS, INC.
	By:	/s/ RANDY J. MARTINEZ Randy J. Martinez President and Chief Executive Officer

[Seal]
Attest:
/s/ MARK M. MCMILLIN Secretary

QuickLinks

  EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF WORLD AIR HOLDINGS, INC. a Delaware Corporation